HomeTrust Bancshares, Inc. Reports Financial Results For The First Fiscal Quarter Of 2017

ASHEVILLE, N.C., October 26, 2016 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $3.8 million for the quarter ended September 30, 2016, a $1.2 million, or 49.1% increase over net income of $2.6 million for the same period a year ago. The Company's basic and diluted earnings per share increased to $0.22 for the three months ended September 30, 2016 compared to $0.14 per share for the same period in fiscal 2016. Tangible book value per share increased $0.26, or 1.4% to $19.31 as of September 30, 2016 compared to $19.05 at June 30, 2016. Earnings before merger-related expenses, certain state income tax expenses, and gain from the sale of premises and equipment were $4.3 million, or $0.25 per share for the first quarter of fiscal year 2017, compared to $3.1 million, or $0.17 per share for the same period in the previous year.

For the quarter ended September 30, 2016, organic net loan growth, which excludes loans acquired through purchases of home equity lines of credit ("HELOCs"), was $24.0 million or 5.7% annualized. Excluding the one-to-four family residential loan portfolio, our first quarter loan growth was $32.3 million or 11.4% annualized. Our one-to-four family residential loan portfolio continues to decline as a result of increasing customer demand for 30-year fixed rate loans, which we sell to third parties as compared to our shorter term fixed and variable rate loans that we retain in our loan portfolio - a trend we expect to continue during this low rate environment.
“Our performance this quarter continues to demonstrate our ability to execute our strategic plan as evidenced by increased loan growth, continued improvements in our credit quality metrics, and improved operating efficiencies, " said Dana Stonestreet, Chairman, President, and CEO. "In addition to a solid quarter, in September we announced an in-market acquisition of TriSummit Bancorp with branches located in East Tennessee and Bristol, Virginia. Once completed, the combined Company will have assets in excess of $3.0 billion. After certain one-time merger charges, the transaction is expected to be accretive to our earnings per share by approximately 8% in fiscal 2017 and 30% in fiscal 2018, with a projected earnback period of 3.5 years," said Stonestreet.

Income Statement Review

Net interest income was $21.1 million for the three months ended September 30, 2016 compared to $20.6 million for the comparative quarter in 2016. Average interest-earning assets of $2.5 billion for the quarter ended September 30, 2016 were consistent with the corresponding quarter in the prior year, however the average balance of loans receivable increased $119.2 million or 6.9% from organic loan growth and the purchase of HELOCs. Average interest-earning deposits with banks for the three months ended September 30, 2016, decreased $57.3 million, or 23.0% as compared to the same period last year as we redeployed these funds into higher yielding assets. We continue to utilize our leveraging strategy, where additional short-term Federal Home Loan Bank ("FHLB") borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as increased dividend income from the required purchase of additional FHLB stock. As a result, average other interest-earning assets, consisting of Federal Reserve Bank ("FRB") stock, FHLB stock, and commercial paper, increased $12.1 million or 4.3% during the quarter ended September 30, 2016, as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2016 increased seven basis points to 3.44% from 3.37%. During the three months ended September 30, 2016 our leveraging strategy produced an additional $999,000 in interest income at an average yield of 101 basis points, while the average cost of the borrowings was 42 basis points, resulting in approximately $589,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $644,000 in interest income at an average yield of 60 basis points, while the average cost of the borrowings was 21 basis points, resulting in approximately $433,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.97% and 4.02% for the quarter ended September 30, 2016 and 2015, respectively.

Total interest income increased $782,000 for the three months ended September 30, 2016 as compared to the same period last year, which was driven by an $845,000, or 4.3% increase in loan interest income and a $214,000, or 25.8% increase in interest from certificates of deposit and other interest-bearing deposits. The additional loan interest income was due to the increase in the average balance of loans receivable and a $477,000, or 35.2% increase in the accretion of purchase discounts on acquired loans to $1.8 million for the quarter ended September 30, 2016 from $1.4 million for the same quarter in 2015. Average loan yields decreased 13 basis points to 4.56% for the quarter ended September 30, 2016 from 4.69% in the corresponding quarter in 2015. For the quarter ended September 30, 2016 and 2015, the average loan yields included 40 and 20 basis points, respectively, from the accretion of purchase discounts on acquired loans. The decline compared to a year earlier primarily reflects lower average yields on loans recently originated and the refinancing of higher yielding loans as the relatively low interest rate environment continues. Partially offsetting the increase in loan interest income was a $319,000, or 26.6% decrease in interest income from investment securities as a result of the average balance of securities available for sale decreasing $62.4 million, or 24.1% compared to the same quarter in 2015.
Total interest expense increased $216,000, or 15.0% for the quarter ended September 30, 2016 compared to the same period last year. This increase was primarily related to average borrowings, consisting of short-term FHLB advances, increasing by $58.0 million to $533.9 million due to our leveraging strategy, as well as a 21 basis point increase in the average cost of borrowings during the quarter as compared to the same quarter last year. This increase was partially offset by a $77.7 million decrease in the average balance of interest-bearing deposits, primarily due to a $124.1 million decrease in average certificates of deposit to $430.8 million for the three months ended September 30, 2016, compared to the same period in 2015 as we continue to reduce higher rate certificates of deposit. The overall average cost of funds increased four basis points due primarily to the impact of the December 2015 increase in the federal funds rate on our borrowings.
Noninterest income increased $707,000, or 21.0%, to $4.1 million for the three months ended September 30, 2016 from $3.4 million for the same period in the previous year, primarily as a result of a $248,000, or 34.1%, increase in mortgage banking income and fees and a $385,000 gain on the sale of a previously closed branch office building. Noninterest expense for the three months ended September 30, 2016 decreased $870,000, or 4.4%, to $19.0 million compared to $19.8 million for the three months ended September 30, 2015. The overall decrease was a result of management's continued focus on reducing operating expenses as shown in the cumulative decrease of $628,000, or 12.2% in net occupancy expense; marketing and advertising; telephone, postage, and supplies; and computer services. The $246,000, or 46.9% decrease in deposit insurance premiums was due to a decrease in the rates charged by the Federal Deposit Insurance Corporation that occurred during the quarter. Partially offsetting these decreases were $307,000 of merger-related expenses as a result of our pending acquisition of TriSummit Bancorp.

For the three months ended September 30, 2016, the Company's income tax expense was $2.4 million, an increase of $883,000, or 57.3% compared to $1.5 million for the three months ended September 30, 2015, which was primarily driven by higher taxable income. For the three months ended September 30, 2016 and 2015, the Company incurred a charge of $490,000 and $526,000, respectively, which related to the decrease in value of our deferred tax assets based on recent decreases in North Carolina's corporate tax rate. The rate was reduced to 4.0% in August 2015 and to 3.0% in August 2016 once certain state revenue triggers were achieved. The Company's effective income tax rate for the quarter ended September 30, 2016 was 38.8% compared to 37.5% for the comparative quarter in 2015.

Balance Sheet Review

At September 30, 2016, total assets were $2.8 billion compared to total assets of $2.7 billion at June 30, 2016. Total liabilities remained constant at $2.4 billion at both September 30, 2016 and June 30, 2016. The increase in borrowings of $45.5 million, or 9.3% and the cumulative decrease of $16.2 million, or 2.5%, in cash and cash equivalents, commercial paper, certificates of deposit in other banks, and securities available for sale during the first quarter in fiscal 2017 were utilized to fund higher yielding loans and reduce higher cost certificates of deposit as discussed below. The increase in net loans receivable of $49.0 million to $1.9 billion at September 30, 2016 was primarily driven by $24.0 million of organic growth and $24.6 million in purchased HELOCs, net of repayments. The increase of $3.1 million in loans held for sale was due to volume increases as we expanded our mortgage operations into newer market areas. The $2.0 million increase in other investments at cost was a result of additional FHLB stock purchases as required to support additional borrowings.

Total deposits decreased $9.2 million, or 0.5%, during the quarter to $1.8 billion at September 30, 2016. The decrease was primarily due to a managed run off of $25.4 million in higher cost certificates of deposit and brokered deposits offset by a net increase of $16.2 million in checking, savings, and money market accounts.

Stockholders' equity at September 30, 2016 increased $4.4 million, or 1.2% to $364.4 million from $360.0 million at June 30, 2016. The increase was primarily driven by $3.8 million in net income. As of September 30, 2016, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 13.35%, 13.35%, 14.34%, and 10.64%, respectively. In addition, the Company was categorized as "well capitalized" at September 30, 2016 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $21.0 million, or 1.11% of total loans, at September 30, 2016 compared to $21.3 million, or 1.16% of total loans, at June 30, 2016. The allowance for loan losses to total gross loans excluding acquired loans was 1.24% at September 30, 2016, compared to 1.32% at June 30, 2016.

There was no provision for losses on loans for the three months ended September 30, 2016 or the comparative period in 2015 reflecting continued improvements in our asset quality, offset by loan growth. Net loan charge-offs totaled $341,000 for the three months ended September 30, 2016 compared to net charge-offs of $262,000 for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans increased slightly to 0.07% for the quarter ended September 30, 2016 from 0.06% for the same period last fiscal year. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio.

Nonperforming assets decreased $1.8 million to $22.7 million, or 0.82% of total assets, at September 30, 2016, compared to $24.5 million, or 0.90% of total assets, at June 30, 2016 and were $31.5 million, or 1.16% of total assets, a year ago. Nonperforming assets included $17.0 million in nonaccruing loans and $5.7 million in REO at September 30, 2016, compared to $18.5 million and $6.0 million, in nonaccruing loans and REO, respectively, at June 30, 2016. Included in nonperforming loans are $6.3 million of loans restructured from their original terms of which $3.7 million were current with respect to their modified payment terms. At September 30, 2016, $7.3 million, or 42.7%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $6.1 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 2.07% at September 30, 2016 from 2.17% at June 30, 2016. Classified assets decreased 3.1% to $57.1 million at September 30, 2016 compared to $58.9 million at June 30, 2016 and were $74.3 million at September 30, 2015.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of September 30, 2016, the Company had assets of $2.8 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank is celebrating its 90th Anniversary and nine decades of commitment to our customers, employees and surrounding communities. The Bank is the 6th largest community bank headquartered in North Carolina.

On September 21, 2016, the Company announced that HomeTrust Bancshares, Inc. and TriSummit Bancorp entered into an agreement under which the Company will acquire TriSummit Bancorp with six locations in Kingsport, TN, Johnson City, TN, and Bristol, VA (the “Tri-Cities” region) and also in Morristown and Jefferson City, TN. The acquisition will add approximately $246.0 million of loans and $288.0 million of deposits. The Company expects the acquisition to close during the first calendar quarter of 2017, following satisfaction of customary closing conditions.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many, of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our pending acquisition of TriSummit Bancorp by HomeTrust ("merger") might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite approval of TriSummit’s shareholders and regulatory approvals for the merger might not be obtained; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

Additional Information
In connection with the proposed merger between HomeTrust Bancshares, Inc. (“HomeTrust”) and TriSummit Bancorp (“TriSummit”), HomeTrust Bancshares, Inc. has filed a registration statement on Form S-4 with the SEC. The registration statement includes a preliminary proxy statement of TriSummit that also constitutes a prospectus of HomeTrust, which, when finalized, will be sent to the shareholders of TriSummit. TriSummit shareholders are advised to read the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus (when it becomes available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain, or will contain, as the case may be, important information about HomeTrust, TriSummit and the proposed transaction. Copies of all documents relating to the merger filed by HomeTrust can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing HomeTrust’s website at www.hometrustbanking.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from HomeTrust upon written request to HomeTrust Bancshares, Inc., Attn: Investor Relations, 10 Woodfin Street, Asheville, North Carolina 28801 or by calling (828) 350-3049.
Participants in this Transaction
HomeTrust, TriSummit and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from TriSummit shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of HomeTrust may be found in the definitive proxy statement of HomeTrust relating to its 2016 Annual Meeting of Stockholders filed by HomeTrust with the SEC on October 14, 2016. This definitive proxy statement can be obtained free of charge from the sources indicated above. Information about the directors and executive officers of TriSummit is set forth in the preliminary proxy statement/prospectus and will be set forth in the definitive proxy statement/prospectus when it is filed with the SEC.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2016	2016 (1)	2016	2015	2015
Financial Condition Data:
Total assets	$2,754,109	$2,717,677	$2,759,801	$2,728,552	$2,726,000
Loans held for sale	8,832	5,783	2,537	5,080	4,012
Loans receivable, net(2)	1,860,530	1,811,539	1,793,256	1,725,790	1,720,178
Allowance for loan losses	20,951	21,292	21,761	21,977	22,112
Commercial paper	220,682	229,859	275,878	271,856	242,928
Certificates of deposit in other banks	153,431	161,512	158,767	177,934	196,386
Securities available for sale, at fair value	193,701	200,652	219,498	229,227	249,711
Goodwill	12,673	12,673	12,673	12,673	12,673
Core deposit intangibles	6,486	7,136	7,815	8,526	9,269
Deposits	1,793,528	1,802,696	1,831,979	1,829,987	1,819,950
Checking accounts (noninterest and interest)	650,832	628,910	626,432	608,925	582,626
Borrowings	536,500	491,000	507,000	479,000	476,000
Stockholders' equity	364,401	359,976	358,843	361,195	368,148
Asset quality ratios:
Nonperforming assets to total assets(3)	0.82%	0.90%	1.01%	1.14%	1.16%
Nonperforming loans to total loans(3)	0.90	1.01	1.16	1.40	1.43
Total classified assets to total assets	2.07	2.17	2.33	2.63	2.72
Allowance for loan losses to nonperforming loans(3)	123.21	114.98	103.43	89.97	88.84
Allowance for loan losses to total loans	1.11	1.16	1.20	1.26	1.27
Allowance for loan losses to total gross loans excluding acquired loans(4)	1.24	1.32	1.39	1.48	1.52
Net charge-offs to average loans (annualized)	0.07	0.10	0.05	0.03	0.06
Capital ratios:
Equity to total assets at end of period	13.23%	13.25%	13.00%	13.24%	13.51%
Tangible equity to total tangible assets(4)	12.70	12.69	12.44	12.66	12.91
Average equity to average assets	13.10	13.11	13.19	13.25	13.41
__________________________________________

(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process, and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2016, there were $6.3 million of restructured loans included in nonaccruing loans and $7.3 million, or 42.7%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through prior bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended September 30,
	2016	2015	Difference
	(Dollars in thousands)

Total interest income	$22,791	$22,009	$782
Total interest expense	1,654	1,438	216
Net interest income	21,137	20,571	566
Provision for loan losses	—	—	—
Net interest income after provision for loan losses	21,137	20,571	566
Service charges on deposit accounts	1,749	1,699	50
Mortgage banking income and fees	976	728	248
Gain on sale of fixed assets	385	—	385
Other noninterest income	966	942	24
Total noninterest income	4,076	3,369	707
Salaries and employee benefits	10,691	10,857	(166)
Net occupancy expense	2,061	2,259	(198)
REO-related expenses(1)	273	334	(61)
Core deposit intangible amortization	650	774	(124)
Merger-related expenses	307	—	307
Other	4,983	5,611	(628)
Total noninterest expense	18,965	19,835	(870)
Income before income taxes	6,248	4,105	2,143
Income tax expense	2,424	1,541	883
Net income	$3,824	$2,564	$1,260
______________________________

(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended
	September 30,
	2016	2015
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.55%	0.37%
Return on assets - adjusted(4)	0.65	0.45
Return on equity (ratio of net income to average equity)	4.22	2.77
Return on equity - adjusted(4)	4.98	3.34
Tax equivalent yield on earning assets(2)	3.70	3.60
Rate paid on interest-bearing liabilities	0.31	0.27
Tax equivalent average interest rate spread (2)	3.39	3.33
Tax equivalent net interest margin(2) (3)	3.44	3.37
Tax equivalent net interest margin - adjusted(4)	3.97	4.02
Average interest-earning assets to average interest-bearing liabilities	120.47	118.80
Operating expense to average total assets	2.74	2.87
Efficiency ratio	75.22	82.85
Efficiency ratio - adjusted (4)	73.40	80.68
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation for adjustments.

Per Share Data

	Three Months Ended
	September 30,
	2016	2015
Net income per common share:
Basic	$0.22	$0.14
Diluted	$0.22	$0.14
Adjusted net income per common share:(1)
Basic	$0.25	$0.17
Diluted	$0.25	$0.17

Average shares outstanding:
Basic	17,208,682	18,077,987
Diluted	17,451,295	18,291,029
Book value per share at end of period	$20.25	$19.30
Tangible book value per share at end of period (1)	$19.31	$18.33
Total shares outstanding at end of period	17,999,150	19,074,037
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	For the Three Months Ended September 30,
	2016		2015
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,848,086	4.56%	$1,728,862	4.69%
Interest-earning deposits with banks	191,716	1.04	248,969	0.85
Securities available for sale	196,889	1.79	259,271	1.85
Other interest-earning assets	290,722	1.29	278,665	0.93
Total interest-earning assets	$2,527,413	3.70	$2,515,767	3.60
Interest-bearing deposits	1,564,043	0.28	1,641,772	0.29
Borrowings	533,889	0.42	475,933	0.21
Total interest-bearing liabilities	$2,097,932	0.31	$2,117,705	0.27
Tax equivalent interest rate spread(1)		3.39%		3.33%
Tax equivalent net interest margin(1) (2)		3.44%		3.37%
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(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, certain state income tax expense, and gain from premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding merger-related expenses, certain state income tax expense, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30,
	2016	2015
Noninterest expense	$18,965	$19,835
Less merger-related expenses	307	—
Noninterest expense – as adjusted	$18,658	$19,835

Net interest income	$21,137	$20,571
Plus noninterest income	4,076	3,369
Plus tax equivalent adjustment	590	646
Less gain on sale of fixed assets	(385)	—
Net interest income plus noninterest income – as adjusted	$25,418	$24,586
Efficiency ratio	73.40%	80.68%
Efficiency ratio (without adjustments)	75.22%	82.85%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30,
	2016	2015
Total stockholders' equity	$364,401	$368,148
Less: goodwill, core deposit intangibles, net of taxes	(16,759)	(18,512)
Tangible book value	$347,642	$349,636
Common shares outstanding	17,999,150	19,074,037
Tangible book value per share(1)	$19.31	$18.33
Book value per share	$20.25	$19.30

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
	(Dollars in thousands)
Tangible book value(1)	$347,642	$342,807	$341,247	$343,151	$349,636
Total assets	2,754,109	2,717,677	2,759,801	2,728,552	2,726,000
Less: goodwill, core deposit intangibles, net of taxes	(16,759)	(17,169)	(17,596)	(18,044)	(18,512)
Total tangible assets(2)	$2,737,350	$2,700,508	$2,742,205	$2,710,508	$2,707,488
Tangible equity to tangible assets	12.70%	12.69%	12.44%	12.66%	12.91%
_________________________________________________________________
(1)    Tangible equity is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended September 30,
	2016			2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,527,413	$23,382	3.70%	$2,515,767	$22,655	3.60%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	395,000	999	1.01%	446,000	664	0.60%
Interest-earning assets - adjusted	$2,132,413	$22,383	4.20%	$2,069,767	$21,991	4.25%

Interest-bearing liabilities	$2,097,932	$1,653	0.31%	$2,117,705	$1,438	0.27%
Additional FHLB borrowings	395,000	410	0.42%	446,000	231	0.21%
Interest-bearing liabilities - adjusted	$1,702,932	$1,243	0.29%	$1,671,705	$1,207	0.29%

Tax equivalent net interest income and net interest margin		$21,729	3.44%		$21,217	3.37%
Tax equivalent net interest income and net interest margin - adjusted		21,140	3.97%		20,784	4.02%
Difference		$589	(0.53)%		$433	(0.65)%
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(1)
Proceeds from the additional borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, state tax expense rate change, and gain from sale of premises and equipment:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30,
	2016	2015
Merger-related expenses	$307	$—
State tax expense adjustment (1)	490	526
Gain from sale of premises and equipment	(385)	—
Total adjustments	412	526
Tax effect (2)	58	—
Total adjustments, net of tax	470	526

Net income (GAAP)	3,824	2,564

Net income (non-GAAP)	$4,294	$3,090

Per Share Data
Average shares outstanding - basic	17,208,682	18,077,987
Average shares outstanding - diluted	17,451,295	18,291,029

Basic EPS
EPS (GAAP)	$0.22	$0.14
Non-GAAP adjustment	0.03	0.03
EPS (non-GAAP)	$0.25	$0.17

Diluted EPS
EPS (GAAP)	$0.22	$0.14
Non-GAAP adjustment	0.03	0.03
EPS (non-GAAP)	$0.25	$0.17

Average Balances
Average assets	$2,764,922	$2,763,943
Average equity	362,296	370,562

ROA
ROA (GAAP)	0.55%	0.37%
Non-GAAP adjustment	0.07%	0.08%
ROA (non-GAAP)	0.62%	0.45%

ROE
ROE (GAAP)	4.22%	2.77%
Non-GAAP adjustment	0.53%	0.57%
ROE (non-GAAP)	4.75%	3.34%
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(1)	State tax adjustment is a result of a decrease in value of our deferred tax assets stemming from recent decreases in North Carolina's corporate tax rate.
(2)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Total gross loans receivable (GAAP)	$1,881,481	$1,832,831	$1,814,695	$1,747,560	$1,742,114
Less: acquired loans	(192,745)	(220,891)	(244,549)	(263,837)	(285,317)
Adjusted loans (non-GAAP)	$1,688,736	$1,611,940	$1,570,146	$1,483,723	$1,456,797

Allowance for loan losses (GAAP)	$20,951	$21,292	$21,761	$21,977	$22,122
Allowance for loan losses / Adjusted loans (non-GAAP)	1.24%	1.32%	1.39%	1.48%	1.52%